UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2006
AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318

(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (703) 329-6300
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Following a review of Board compensation, on February 9, 2006 the Board of Directors of AvalonBay Communities, Inc. approved the following modifications to the compensation of non-employee directors:
A) Currently, non-employee directors receive a payment of $7,500 each calendar quarter. Effective following the 2006 Annual Meeting of Stockholders, the quarterly payment will be adjusted to $10,000. As before, this quarterly payment is made in cash or, at the prior election of a director, in the form of deferred stock units.
B) The Company’s 1994 Stock Incentive Plan currently provides that non-employee directors receive each year, on the fifth business day following each Annual Meeting of Stockholders, a number of restricted shares of common stock (or deferred stock units) equal to $100,000 divided by the closing price of the Company’s common stock as reported by the New York Stock Exchange on the fifth business day following the prior year’s Annual Meeting (the “Stock Price”). Non-employee directors will continue to receive an award of restricted shares or deferred stock units, except that effective following the 2007 Annual Meeting of Stockholders, the Stock Price used in this calculation will be the closing price on the day of the award (rather than the closing price on the award date of the prior year).
As before, directors receive no additional fees for meeting attendance or for chairing committees. The Company believes that these adjustments will both smooth volatility in non-employee director compensation (by using present values for determining the number of shares awarded each year) and are appropriate to help assure that compensation for non-employee directors is sufficient to attract, retain and reward directors for their services.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.
By:	/s/Thomas J. Sargeant
Name:	Thomas J. Sargeant
Title:	Chief Financial Officer

Date: February 13, 2006